EXHIBIT 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 14, 1995 relating to the statement of assets and liabilities of Prudent Bear Fund (comprising Prudent Bear Funds, Inc.), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


   Price Waterhouse LLP


   Milwaukee, Wisconsin
   December, 15, 1995